UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      December 7, 2006

THE CHUBB CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8661	13-2595722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Mountain View Road, P.O. Box 1615, Warren, New Jersey

07061-1615

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code      (908) 903-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 7, 2006, the Board of Directors of The Chubb Corporation approved amendments to The Chubb Corporation Director Deferred Compensation Plan (1987), as amended (the Plan).  The Plan sets forth the terms under which Directors may defer receipt of some or all of their cash compensation, providing three investment alternatives:

•                  a cash account where amounts deferred earn interest at a stated rate;

•                  a market value account where amounts deferred track the value of our common stock and receive dividend equivalents on the dates and in the amounts that dividends are paid on our common stock; and

•                  a shareholders equity account where amounts deferred track the value of our book value per share and receive dividend equivalents on the dates and in the amounts that dividends are paid on our common stock.

The amendments adopted by the Board of Directors are designed to address changes in the federal tax laws and limit the possibility that preferential earnings (as defined by the Securities and Exchange Commission) will be earned on compensation deferred by Directors.  Specifically, the amendments:

•                  conform the deferral election deadlines to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;

•                  cap the interest earned on amounts deferred into the cash account at the lesser of (i) 120% of the applicable long term federal rate, and (ii) the Citibank prime rate; and

•                  allow directors a one-time election to transfer amounts deferred into the shareholders equity account into the cash account, provided that the return on amounts so transferred for calendar year 2007 is capped at the lesser of (i) the interest that would have been earned through the cash account, and (ii) the amount that would have been earned on the transferred compensation had it remained in a shareholder’s equity account.

Item 9.01       Financial Statements and Exhibits.

(c)          Exhibits.

10.1	The Chubb Corporation Director Deferred Compensation Plan (1987), as amended through December 7, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHUBB CORPORATION

Date: December 11, 2006	By:	/s/ W. Andrew Macan
Name: W. Andrew Macan
Title: Vice President and Secretary

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EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K
FILED ON DECEMBER 7, 2006

Exhibit No.	Description
10.1	The Chubb Corporation Director Deferred Compensation Plan (1987), as amended through December 7, 2006